                                                                 January 1, 1996




Mr. E. D. Costantini, Jr.
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA 19154

Dear Ed:

       We have agreed to amend your Employment Agreement dated January 1, 1994 between you and Marlton as follows:

       Your annual base salary will be $100,000.

       The dates in Paragraphs 2 and 3 (regarding term of employment) shall be extended in each case from December 31, 1995 to December 31, 1997.

       Schedule A regarding bonus shall be replaced with the attached Schedule A effective for 1995, 1996 and 1997.

       Upon approval by the shareholders of Marlton, you will receive options to acquire an additional 60,000 shares of Marlton Common Stock, vesting at the rate of 2,500 options shares per month commencing January 1, 1996 at an exercise price of $2.00/share.

       You have vested a total of 15,000 options at $2.00 per share and 7,500 options at $2.25 per share, in each case with an expiration date of 1/2/97, under an Incentive Stock Option Agreement dated January 2, 1992. The option expiration date for the 7,500 options at $2.25 is extended until 1/2/98.

       Except as amended by the above, the Employment Agreement shall remain in full force and effect in accordance with its terms.

                                                Very truly yours,
                                                Marlton Technologies, Inc.


Agreed To:

--------------------------                      ----------------------------
E. D. Costantini, Jr.                           Robert B. Ginsburg, President

E. D. Costantini, Jr.

                                   Schedule A
                            Marlton Technologies (1)

             Pre-Tax Profit                 Base
             Base After Bonus               Bonus               Plus
             ----------------               -------             ----
1995            $300,000                   $30,000           5% of excess
1996             350,000                    30,000                "
1997             400,000                    30,000                "


                              Sparks Portables (2)

             Pre-Tax Portables Profit         Base
                   Base After Bonus           Bonus
             ------------------------         --------
              $200,000                        $10,000
               250,000                         15,000
               300,000                         25,000
               400,000                         40,000
               500,000                         60,000

Employee will receive an annual employment bonus related to the pre-tax consolidated profit of the business of the Company and all wholly-owned or majority owned subsidiaries of the Company, excluding extraordinary and non-recurring items and non-operating income and loss (but including interest income and expense, and capital gain and loss on investment securities). Any trade show exhibit related businesses with sales of less than $3,000,000 acquired after the Effective Date (determined on a calendar year basis in accordance with generally accepted accounting principles on a consolidated basis for such entities) will be included. Acquisitions in trade show exhibit related businesses with sales of at least $3,00,000 and all acquisitions in other industries will be handled on an individual basis. Such bonus shall be based upon the full calendar year pre-tax consolidated profits.

(1) 1998 and 1999 will be based on average profit incrase from 1995 to 1997.

(2) This bonus continues so long as Employee continues to have full responsibility for Portables Division.


Policy for advances against annual bonus by Employee will be determined by the Company on an annual basis.

                           MARLTON TECHNOLOGIES, INC.
            INCENTIVE STOCK OPTION AGREEMENT (1990 STOCK OPTION PLAN)

                   THIS STOCK OPTION (the "Option") is granted as of the 1st day of January, 1996, by MARLTON TECHNOLOGIES, INC., a New Jersey corporation (the "Company") to E. D. COSTANTINI, JR. (the "Optionee").

                             W I T N E S S E T H :

                    1. Grant. The Company hereby grants to the Optionee Stock Options (the "Options") to purchase on the terms and conditions set forth herein, an aggregate of Sixty Thousand (60,000) shares (appropriately adjusted for any subsequent stock splits, stock combinations or similar capital restructuring) of the Company's Common Stock, par value, $.10 per share (the "Option Shares"), at a purchase price per share of $2.00 (the "Option Price").

                    2. Term. This Option Agreement and Optionee's right to exercise Options vested in accordance with Paragraph 3 shall terminate on the earlier of (i) December 31, 2000, or (ii) upon termination of Optionee's employment or Employment Agreement between Optionee and the Company, provided that in the event of termination due to Optionee's death or disability or termination by the Company without Cause (as therein defined), Optionee (or Optionee's spouse or estate) may exercise this Option Agreement for a period of six months following the date of termination as to Options fully vested on or before the date of termination.

                    3. Vesting. The Options will be vest at the rate of 2,500 Options per month over the 24 month period commencing January 1, 1996, based on the continued employment of Optionee by the Company through each such month.

                    4. Method of Exercise and Payment. Vested Options may be exercised from time to time, in whole or in part. When exercisable under Paragraph 3, the Option may be exercised by written notice to the Company specifying the total number of Option Shares to be exercised. The notice shall be accompanied by payment in cash or by check equal to the aggregate Option Price of all Option Shares covered by such notice.

                    5. Notices. Any notice to be given to the Company shall be addressed to the Company at its principal executive office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the records of the Company or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

                   6. General. This Option shall not be assignable by Optionee. This Option Agreement shall be subject to the provisions of the Company's 1990 Stock Option Plan and the provisions of Section 421, 422A(b) et. seq. of the Internal Revenue Code of 1986, as they may be amended from time to time. Stock certificates representing the Option Shares acquired shall bear any legends required by applicable state and federal securities laws. Company stock issuances are unregistered, requiring a two year holding period.

                   IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

                                            MARLTON TECHNOLOGIES, INC.

Attest:
______________________________              By:____________________________
Alan I. Goldberg, Secretary                  Robert B. Ginsburg, President

Witness:

------------------------------              ---------------------------------
                                            Optionee: E.D. Costantini, Jr.